Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports Preliminary 2004 Third Quarter Results

New York, NY, October 20, 2004 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, assessment, and college admissions services, today announced preliminary results for its third quarter ended September 30, 2004.

Preliminary results for the 2004 third quarter indicate that revenue will be approximately $30 million and the Company now expects to report a net loss per share of approximately ($0.02). This compares to previously issued guidance of $38 million - $40 million in revenue and EPS in the range of $0.15 to $0.17.

Approximately eight cents of the EPS shortfall resulted from a delay in the signing of two large K-12 contracts the Company is already servicing. In accordance with the Company’s revenue recognition policies, the Company did not recognize the revenue from these two contracts, but was required to record the related expenses, in the third quarter. The Company expects to recognize the revenue from these two contracts in the fourth quarter. While the Company does everything in its power to get signed contracts in place as soon as possible, its school district customers sometimes move slowly to execute definitive agreements due to approval processes and other constraints, even though the Company is required to begin performance prior to signing. This may lead to further delays in recognizing revenue from such contracts in future quarters.

The remaining shortfall in EPS was primarily attributable to weak sales of graduate school courses in the Test Prep division and lower than expected bookings in Admissions Services. This weakness will impact not only the third quarter, but will have some effect on the fourth quarter as well. Due to the unexpected weakness in its Admissions Services business, the Company is reassessing its forecasts, which may result in an impairment charge in the fourth quarter with respect to the goodwill related to its acquisition of Embark.

The above third quarter results are preliminary, and subject to The Princeton Review’s management and independent auditors completing their customary quarterly closing and review procedures. The Company will issue detailed financial results for its third quarter and nine-months ended September 30, 2004 in early November.

Management will discuss the preliminary results for the Company’s fiscal 2004 third quarter during a conference call today, Wednesday, October 20, 2004 at 10:00 a.m. EDT. To participate on the live call, investors should dial (312) 461-0644, passcode 819297, approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 819297, through October 27, 2004.

About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 190 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

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